Exhibit 99.1

770 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Receives Nasdaq Notification

SALT LAKE CITY, UTAH, July 2, 2009, Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today announced that on June 26, 2009, E&S received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that E&S does not comply with Listing Rule 5550(b) (formerly Nasdaq Marketplace Rule 4310(c)(3)), which requires E&S to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The letter also indicated that E&S had not regained compliance during the extension period granted by Nasdaq in April 2009.  The letter further provides that, unless E&S requests an appeal of Nasdaq’s determination, trading of E&S’ common stock will be suspended on July 8, 2009. E&S has determined not to request an appeal of Nasdaq’s determination.

E&S has been advised by Pink OTC Markets Inc., which operates an electronic quotation service for securities traded over-the-counter, that its securities are immediately eligible for quotation at the open of business on July 8, 2009. E&S common shares may, in the future, also be quoted on the Over-the-Counter Bulletin Board, an electronic quotation service maintained by the Financial Industry Regulatory Authority (“FINRA”), provided that a market maker in the E&S common stock files the appropriate application with, and such application is cleared by, FINRA.

Statements in this press release which are not historical, including statements regarding E&S’ or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance together with the negative of such expressions. Among the factors that could cause actual results to differ materially are the following: the ability of the Company to maintain its listing on The Nasdaq Capital Market; the performance of the securities portfolio underlying the Company’s obligations under its pension obligations; the ability of the Company to complete production models of its laser projectors without further delays or higher costs; the Company’s ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; results of the Board’s evaluation of alternatives available to enhance value for shareholders; and market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:

David H. Bateman

President and CEO

Evans & Sutherland

770 Komas Drive, Salt Lake City, UT 84108

801-588-1674

dbateman@es.com